SCHEDULE 14C INFORMATION
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Quest Minerals & Mining Corp.

(Name of Registrant as Specified In Its Charter)

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QUEST MINERALS & MINING CORP.
18B East 5th Street
Paterson, NJ 07524

NOTICE OF SHAREHOLDER ACTION BY WRITTEN CONSENT

August 15, 2008

          A majority of the shareholders of Quest Minerals & Mining Corp., have taken action by written consent to approve an amendment to our Articles of Incorporation, which amendment will increase our authorized common stock from 975,000,000 shares to 2,500,000,000 shares.

          Shareholders of record at the close of business on July 25, 2008 will be entitled to notice of this shareholder action by written consent. Since the actions will be approved by the holders of the required majority of the outstanding shares of our voting stock, no proxies were or are being solicited. We anticipate that the increase in our authorized common stock will become effective on or after September 5, 2008.

/s/ Eugene Chiaramonte, Jr.

Eugene Chiaramonte, Jr.
President

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY.

QUEST MINERALS & MINING CORP.

INFORMATION STATEMENT

INFORMATION CONCERNING THE ACTION BY WRITTEN CONSENT

Date and Purpose of Written Consent

Shareholders holding a majority of the voting power of the company took action by written consent on July 25, 2008 for the purpose of approving an amendment to the company’s certificate of incorporation (the “Charter Amendment”) to increase the company’s authorized common stock from 975,000,000 shares to 2,500,000,000 shares (the “Capitalization Increase”).

Shareholders Entitled to Vote

Approval of the matters described herein requires the written consent of the holders of outstanding stock of each voting group entitled to vote on such matters. As of July 25, 2008, there were 844,503,367 shares of our common stock outstanding, 114,220 shares of our series A preferred stock outstanding; 48,284 shares of our series B preferred stock outstanding and 260,000 shares of our series C preferred stock outstanding. Holders of our common stock are entitled to one vote per share. Holders of our series A preferred stock are not entitled to vote. Holders of our series B preferred stock are entitled to the number of votes equal to the number of whole shares of common stock into which the shares series B preferred stock held by such holder are convertible. The voting rights of the series C preferred stock are set forth below.

For the actions described herein, the series B and series C preferred stock vote together with the holders of common stock as a single class.

Each share of series B preferred stock is convertible into 0.2588827 shares of common stock and as such the 48,284 shares of series B preferred stock are entitled to 12,500 votes.

Pursuant to the articles of amendment to articles of incorporation establishing the series C preferred stock, on all matters submitted to a vote of the holders of the common stock, including, without limitation, the election of directors, a holder of shares of the series C preferred stock shall be entitled to the number of votes on such matters equal to the product of (a) the number of shares of the series C preferred stock held by such holder, (b) the number of issued and outstanding shares of our common stock on a fully diluted basis, as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.000008.

Each share of series C preferred stock is convertible into that number of shares of common stock determined by dividing each share of series C preferred stock by 100% of the 5 day average closing price of our common stock for the day immediately preceding conversion. As of July 25, 2008, our series C preferred stock was convertible into 13,402,061 shares and the 114,220 shares of series A preferred stock are convertible into 40,792,857 shares. In addition, we have $1,013,177 on outstanding convertible notes (including accrued interest), convertible into our common stock based on a discount to our market price. As of July 25, 2008, these notes were convertible into 850,953,059 shares of our common stock. Thus, the series C is entitled to 3,639,300,796 votes.

Accordingly, there are 4,483,816,663 votes outstanding voting together as a single class. Shareholders of record at the close of business on July 25, 2008, will be entitled to receive this notice and information statement.

Proxies

No proxies are being solicited.

Consents Required

The Charter Amendment requires the consent of the holders of a majority of the shares of common stock, series B and series C preferred stock voting together as a single class.

On July 25, 2008, Eugene Chiaramonte, Jr., the holder of all of our series C preferred stock, who holds voting power consisting of 3,639,300,796 votes, or approximately 81% of the outstanding votes, delivered a written consent to us adopting the proposal set forth herein. For a detailed breakdown of Mr. Chiaramonte’s holdings please see “COMMON STOCK OUTSTANDING AND CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.”

Information Statement Costs

The cost of delivering this information statement, including the preparation, assembly and mailing of the information statement, as well as the cost of forwarding this material to the beneficial owners of our capital stock will be borne by us. We may reimburse brokerage firms and others for expenses in forwarding information statement materials to the beneficial owners of our capital stock.

No Dissenters’ Rights

Stockholders have no appraisal or dissenter’s rights with respect to any of the actions described in this information statement.

Householding of Information Statement

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” information statements. This means that only one copy of our information statement may have been sent to multiple stockholders in each household. We will promptly deliver a separate copy of either document to any stockholder upon written or oral request to Quest Minerals & Mining Corp., 18B East 5th Street, Paterson, NJ 07524, (973) 684-0075. Any stockholder who wants to receive separate copies of our information statement in the future, or any stockholder who is receiving multiple copies and would like to receive only one copy per household, should contact the stockholder’s bank, broker, or other nominee record holder, or the stockholder may contact us at the above address.

COMMON STOCK OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of July 25, 2008 by the following persons:

•	each person who is known to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock;

•	each of our directors and executive officers; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. The number of shares and the percentage beneficially owned by each individual listed above include shares that are subject to options held by that individual that are immediately exercisable or exercisable within 60 days from July 25, 2008, and the number of shares and the percentage beneficially owned by all officers and directors as a group includes shares subject to options held by all officers and directors as a group that are immediately exercisable or exercisable within 60 days from July 25, 2008.

Name And Address (1)	Number Of Common Shares Beneficially Owned		Percentage Owned (2)	Percentage of Total Voting Power (3)

Eugene Chiaramonte, Jr.	38,402,061	(4)	4.35	81%
All directors and officers as a group (1 person)	38,402,061	(4)	4.35	81%

(1)	Unless otherwise noted, the address is 18B East 5th Street, Paterson, NJ 07524.

(2)	Based on 844,503,367 common shares, 114,220 shares of series A preferred stock, 48,234 shares of series B preferred stock and 260,000 shares of series C preferred stock issued and outstanding.

(3)

Holders of our common stock are entitled to one vote per share, for a total of 844,503,367 votes. Holders of our Series A preferred stock are not entitled to vote. Holders of our series B preferred stock are entitled to the number of votes equal to the number of whole shares of common stock into which the shares of series B preferred stock held by such holder are convertible for a total 12,500 votes. Holders of our Series C preferred stock are entitled to the number of votes on such matters equal to the product of (a) the number of shares of the series C preferred stock held by such holder, (b) the number of issued and outstanding shares of the Company’s common stock, on a fully-diluted basis, as of the record date for the vote, or, if no such record date is established, as of the date such vote is taken or any written consent of stockholders is solicited, and (c) 0.000008, for a total of 3,639,300,796 votes.

(4)

Includes (A) an option to purchase 25,000,000 shares of our common stock and (B) shares issuable upon conversion of 260,000 shares of series C preferred Stock. Each share of series C preferred stock is convertible into that number of shares of common stock determined by dividing each share of series C preferred stock by 100% of the 5 day average closing price of our common stock for the day immediately preceding conversion.

PROPOSAL 1
AMENDMENT TO OUR CERTIFICATE OF
INCORPORATION TO INCREASE OUR
AUTHORIZED COMMON STOCK TO
2,500,000,000 SHARES

Introduction

          On July 1, 2008, our board of directors unanimously adopted a resolution declaring it advisable to amend our certificate of incorporation to increase our authorized common stock from 975,000,000 shares to 2,500,000,000 shares. Our board of directors further directed that this amendment to our certificate of incorporation be submitted for consideration by our stockholders. On July 25, 2008, the holders of our voting stock approved the increase of our authorized common stock to 2,500,000,000 shares.

Effective Time of the Charter Amendment Increasing our Authorized Common Stock

          We intend to file, as soon as practicable on or after the twentieth (20th) day after this information statement is sent to our shareholders, an amendment to our certificate of incorporation effectuating the increase of our authorized common stock with the Secretary of State of Utah. This amendment to our certificate of incorporation will become effective at the close of business on the date the amendment to the certificate of incorporation is accepted for filing by the Secretary of State of Utah. It is presently contemplated that such filing will be made in the first week of September 2008. A copy of the amendment to our certificate of incorporation is attached to this information statement as Appendix A.

Principal Reasons for Increase in Authorized Common Stock

Currently, our articles of incorporation, as amended, authorize 975,000,000 shares of common stock. Authorizing an additional 1,525,000,000 shares of common stock would give our board of directors the express authority without further action of the stockholders to issue common stock from time to time as the board deems necessary. The board of directors believes it is necessary to have the ability to issue such additional shares of common stock to honor conversions of outstanding securities and for general corporate purposes. Potential uses of the additional authorized shares may include equity financings, issuance of options, acquisition transactions, stock dividends or distributions, without further action of the stockholders, unless such action were specifically required by applicable by or rules of any stock exchange or similar system on which our securities may then be listed. The board of directors chose such a large number of shares of authorized common stock because it wants maximum flexibility to issue common stock in the future without having to seek stockholder approval in the future.

As of July 25, 2008, we had 844,503,367 shares of common stock outstanding and as a result we had approximately 130,496,633 shares available for issuance. We have a substantial amount of convertible securities and as of the date hereof, we do not currently have enough authorized stock to satisfy full conversion of all of these securities. In addition, many of these securities have conversion prices based on market price. As such, if the price of our common stock decreases, we will require even more shares available to satisfy conversions. Our series A preferred stock is currently convertible into 40,792,857 million shares. However, the series A preferred converts at a discount to market price and can be converted into a maximum of 342,660,000 shares. Our series C preferred stock is currently convertible into 13,402,061 shares of common stock. However, the conversion price is based on the 5 day average of our market price prior to conversion and if our stock price decreases the amount of common stock required to honor conversions could increase to 260,000,000 shares. In addition, we have $1,013,177 in convertible promissory notes including accrued interest, which are currently convertible into 850,953,059 shares. The conversion price for some of these notes is based on our market price which could result in a maximum of 971,995,410 shares of common stock to satisfy conversions if the price of our common stock decreases. Failure to honor conversions could result in a default under the notes at which time, the noteholders could declare their notes immediately due and payable. We do not currently have sufficient funds to repay the notes in full.

Accordingly, we believe it is important to have sufficient stock to honor conversions.

Within the limits imposed by applicable law, described below, shares of common stock could be issued in one or more transactions. Depending upon the nature and terms thereof, such a transaction or transactions could make a takeover of Quest more difficult and, therefore, less likely. An issuance of additional shares of common stock could have the effect of diluting the earnings per share and book value per share of existing shares of common stock and diluting the stock ownership of persons seeking to obtain control of Quest. The board of directors has no present plans, understandings, or agreements to issue the additional shares to be authorized.

Our charter currently provides that preferred stock may be issued in one or more series. Our board of directors is authorized to fix the number of shares of any series of preferred stock, to determine the designation of any such series and to determine the rights, preferences, privileges, qualifications and limitations of such preferred stock. Depending upon the nature and terms of any such designated and issued preferred stock, such issuance could make a takeover of our company more difficult and therefore, less likely. An issuance of any shares of preferred stock could have the effect of diluting the earnings per share and book value per share of existing shares of common stock. The board of directors has no present plans, understandings, or agreements to issue any preferred stock. Other than our preferred stock as discussed above, there are no provisions of our articles, bylaws, employment agreements or credit agreements that have material antitakeover consequence.

The board of directors does not currently intend to propose any amendments to Quest’s articles of incorporation which might be deemed to have the effect of discouraging takeover attempts, although such amendments or other programs may be considered by the board in the future if it believes the interests of the stockholders would be protected thereby. Management might be able to use the additional shares to resist or frustrate a third-party transaction providing an above-market premium that is favored by a majority of the independent shareholders. However, it should be noted that management and its family members currently control approximately 81% of the outstanding common stock on a fully diluted basis and consider a hostile takeover attempt very unlikely.

All shares of common stock, including the additional shares of common stock that will be authorized when the Charter Amendment becomes effective, which are not issued and outstanding would be issuable at any time or from time to time by action of the board of directors without further authorization from stockholders, except to the extent that such further authorization is required by the terms of any agreements into which Quest may hereafter enter, by the terms of any securities that Quest may hereafter issue, or applicable law.

The additional shares of common stock which would be authorized would have the same rights and privileges as and otherwise be identical to the shares of common stock currently authorized and outstanding.

By Order of the Board of Directors

/s/Eugene Chiaramonte, Jr.

Eugene Chiaramonte, Jr. President

August 15, 2008 Paterson, NJ

APPENDIX A

State of Utah
DEPARTMENT OF COMMERCE
Divisions of Corporations & Commercial Code
Articles of Amendment to Articles of Incorporation (Profit)

File Number: ________________

Non-refundable Processing Fee: $37.00

Pursuant to UCA § 16-10a part 10, the individual named below causes this Amendment to the Articles of Incorporation to be delivered to the Utah Division of Corporations for filing, and states as follow:

1. The name of the corporation is: Quest Minerals & Mining Corp.

2. The date of the following amendment was adopted: July 25, 2008.

3. If changing the corporation name, the new name of the corporation is:

4. The text of each amendment adopted (include attachment if additional space needed):

Article IV—Authorized Shares shall be amended by deleting the first sentence thereof and inserting the sentence below in lieu thereof:

“The total number of shares which the Company shall have authority to issue is 2,525,000,000, consisting of 2,500,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and 25,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).”

5. If providing for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself:

6. Indicate the manner in which the amendment(s) was adopted (mark only one):

_____No shares have been issued or directors elected – Adopted by Incorporator(s)

_____No shares have been issued but directors have been elected – Adopted by the board of directors

_____Shares have been issued but shareholder action was not required – Adopted by the board of directors

____The number of votes cast for the amendments(s) by each voting group entitled to vote separately on the amendment(s) was sufficient for approval by that voting group – Adopted by the shareholders

7. Delayed effective date (if not to be effective upon filing) _______________________ (not to exceed 90 days)

Under penalties of perjury, I declare that this Amendment of Articles of Incorporation has been examined by me and is, to the best of my knowledge and belief, true, correct and complete.

By: ________________________________________________ Title:
__________________________________
Dated this ________ day of __________________________________________, 20_______

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